UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 31, 2018

SANUWAVE Health, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52985	20-1176000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3360 Martin Farm Road, Suite 100, Suwanee, Georgia	30024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 419-7525

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registration is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On June 4, 2018, SANUWAVE Health, Inc. (the “Company”) announced that Shri Parikh, age 46, had been hired to serve as President, Healthcare. Mr. Parikh’s appointment as President, Healthcare was made effective on May 31, 2018, his start date.

From April 2013 to May 2018, Mr. Parikh was Vice President, Sales and Marketing and Corporate Accounts, North America for Molnlycke Health Care where he was responsible for directly managing US National sales and marketing for Molnlycke Health Care’s Surgical portfolio and Wound Care. Previously, from 2011 to 2013, he was Senior Director, Sales and National Accounts for Stryker Corporation in Austin, Texas.

Mr. Parikh held various positions from 2002 to 2011 with St. Jude Medical. At St. Jude, he began his career as a Corporate Accounts Director and progressed to Regional Sales Director, to Senior Director of Corporate Accounts, and finally to Vice President, Strategic Corporate and National Accounts. Previously, from 2001 to 2002, he was a Sales Representative with Guidant Corporation. Before that, from 1996 to 2001, he held several positions with Bristol-Myers Squibb Pharmaceuticals.

Mr. Parikh graduated from Davidson College with a BA in Medical Ethics and Economics, earned an MBA from Jacksonville University and earned a Masters of Science in Molecular Biology from University of North Carolina.

Mr. Parikh has no family relationships with any executive officer or director of the Company.

Previously, on April 15, 2018, the Company entered into an Offer Letter Agreement (the “Offer Letter”) with Mr. Parikh, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”).  Pursuant to the Offer Letter, Mr. Parikh agreed to serve as the President, Healthcare of the Company commencing on May 31, 2018. Mr. Parikh is entitled to an annual base salary of $311,000, with a performance and compensation review to occur not less often than annually, at which time his compensation may be adjusted as determined by the board of directors.

Mr. Parikh is also eligible to earn an annual bonus award of up to one hundred percent of his annual salary based on the achievement of certain performance goals established by the Company, with a guaranteed cash bonus of up to $181,416.67 for the 2018 calendar year and up to $129,583.33 for the 2019 calendar year. In addition, Mr. Parikh is eligible for a one-time bonus award of $128,000 if the Company’s revenue attains or exceeds $10,000,000 in calendar year 2019. Per the Offer Letter, Mr. Parikh was granted options to purchase 2,000,000 shares of the Company’s common stock, $0.001 par value, at an exercise price of $0.42 per share, under the Amended and Restated 2006 Stock Incentive Plan, subject to approval by the board of directors. The options vest upon issuance and will expire if not exercised in full in 10 years.

Mr. Parikh is also entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans). The Offer Letter contains an agreement not to compete, which covers the term of employment and two years thereafter, and a confidentiality provision, which is indefinite.

            The description of the Offer Letter contained in Item 5.02 of this Report is qualified in its entirety by reference to the full text of the Offer Letter filed herewith as Exhibit 10.1, which is incorporated herein by reference.

A copy of the press release issued by the Company announcing the executive change is filed with this Report as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Offer Letter, dated as of April 15, 2018 by and between SANUWAVE Health, Inc. and Shri Parikh.

99.1	Press release issued by SANUWAVE Health, Inc. on June 4, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANUWAVE HEALTH, INC.
Date: June 7, 2018	By:	/s/ Lisa E. Sundstrom
Lisa E. Sundstrom
Controller and Chief Financial Officer

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